Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PHOTONIC PRODUCTS GROUP, INC.

Pursuant to N.J.S 14:9-4(3)

The undersigned corporation, having adopted an amendment (the “Amendment”) to its Restated Certificate of Incorporation, hereby certifies as follows:

1. The name of the corporation is Photonic Products Group, Inc.

2. Article I of the Restated Certificate of Incorporation shall be deleted and inserted in lieu thereof shall be the following:

“ARTICLE I

The name of the corporation is Inrad Optics, Inc. (the “Corporation”).”

3. The Amendment was adopted by the shareholders on January 18, 2012.

4. There were 11,708,964 shares of common stock, par value $0.01 per share, of the Corporation entitled to vote on the Amendment.

5. The number of shares voting for and against the Amendment was as follows:

For: 6,811,037

Against: 1,063,005

6. This Certificate of Amendment shall be effective January 31, 2011.

IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Amendment to be executed on its behalf by its duly authorized officer as of this 23rd day of January, 2012.

By: _______________________ William D. Brucker Vice-President, Human Resources and Administration